U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 2, 2012

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York	14031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On July 2, 2012, Greatbatch, Inc. (the “Company”) announced a proposed plan to consolidate its Swiss orthopaedics manufacturing operations. Under the proposed plan, most major functions currently performed at the Company’s facilities in Orvin and Corgemont, Switzerland would transfer into existing facilities in Fort Wayne, Indiana and Tijuana, Mexico by the close of 2013. There are currently 196 persons employed in the Orvin and Corgemont facilities, of which up to 90% could be affected by the current plan.  In accordance with Swiss law, employees have a consultation period to provide individual and collective input on the proposed plan prior to any final decision being made. The intended close of the consultation period is July 20, 2012.

 Should the Company proceed with the proposed plan, the Company expects to incur restructuring charges, which could include one-time employee severance and termination benefits, facility closure costs, costs to relocate certain equipment, non-cash asset impairment charges and/or write-downs of fixed assets and inventory, and other disposal and restructuring charges. As the proposed plan has not been finalized, the Company is unable to make a determination of an estimate of the total amount or range of amounts expected to be incurred. The Company will file one or more amendments to this Form 8-K, as necessary, after the proposed plan is finalized and the Company determines an estimate or range of estimates.

A copy of the press release announcing the proposed consolidation plan is provided as exhibit 99.1 of this Current Report, and is incorporated into this item by reference.

Item 2.06.	Material Impairments.

The information contained in item 2.05 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	July 2, 2012	GREATBATCH, INC.

		By:	/s/ Timothy G. McEvoy
Timothy G. McEvoy
Vice President, General Counsel & Secretary